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                                                                     EXHIBIT 3.2

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 MIGRATEC, INC.

                                October 10, 2002

         Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, MigraTEC, Inc., a Delaware corporation (the "Company"), files this Certificate of Amendment to its Certificate of Incorporation, which amends
Article IV thereof so as to increase the number of shares of the Company's common stock, par value $0.001 per share, authorized for issuance from 200,000,000 shares to 250,000,000 shares, and does hereby certify as follows:

         FIRST: That at a meeting of the Board of Directors (the "Board") of the Company held on July 30, 2002, the Board adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable, and directing that such amendment be considered by the stockholders of the Company entitled to vote thereon. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that, subject to the approval of the Stockholders, the Board hereby authorizes and approves the following amendment to the Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 200,000,000 shares to 250,000,000 shares (the "Amendment"):

                  The first section of Article IV of the Company's Certificate of Incorporation, is hereby amended and restated to read in its entirety as follows:

                                   "ARTICLE IV
                                 CAPITALIZATION

                  Section 1. The aggregate number of shares of stock which the Corporation shall have authority to issue is Three Hundred Million (300,000,000) shares, of which Two Hundred Fifty Million (250,000,000) shall be shares of common stock, par value $0.001 per share (the "Common Stock"), and Fifty Million (50,000,000) shares shall be shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). The shares designated as common stock shall have identical rights and privileges in every respect."

                  The remaining provisions of Article IV of the Certificate of Incorporation shall remain the same and in full force and effect; and

         SECOND: That thereafter, pursuant to resolution of the Board, the annual meeting of stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment. Specifically, at the time of adoption, the holders of 158,775,243 shares of capital stock of the Company were entitled to vote on said amendment, of which 135,574,686 shares voted for said amendment, 4,786,834 voted against said amendment and 351,546 shares abstained from voting.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed as of the date first above written.

                                  MIGRATEC, INC.

                                       By: /s/ T. Ulrich Brechbuhl
                                           ---------------------------------
                                           T. Ulrich Brechbuhl
                                           Chief Executive Officer and President